Exhibit 99.6

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

10% PIK-Election Convertible Note due 2023
This Note is one of a series of 10% PIK-Election
Convertible Notes due 2023 (the “Series 2023 Notes”)

No. 11	$210,000

FOR VALUE RECEIVED, Applied Minerals, Inc. promises to pay to Berylson Master Fund, L.P. or its registered assigns (the “Holder”) the principal sum of U. S. $210,000 on August 1, 2023 (the “Stated Maturity Date”).

Interest Payment Dates: February 1 and August 1, commencing February 1, 2015.

Record Dates: January 15 and July 15.

Issue Date: August 1, 2014 (the “Issue Date”).

1.             INTEREST.

Subject to the terms hereof, Applied Minerals, Inc., a Delaware corporation (the “Issuer”) promises to pay during the period commencing on the Issue Date through the earlier of the repayment in full of this Note (this “Note”) or conversion of this Note interest at the rate of 10% per annum on the principal amount of this Note. The Issuer will pay interest on this Note semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2015, or if any such day is a Saturday, Sunday, or day on which banks in New York City are required or authorized by law to close (each, a “Business Day”) on the next succeeding day that is a Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding January 15 and July 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer will pay interest for each interest period on this Note by issuing additional notes (“PIK Notes”) containing the same terms and conditions as this Note in the full amount of interest due (“PIK Interest”), unless it elects to pay interest entirely in cash (“Cash Interest”).

If the Issuer elects to pay Cash Interest for an interest period, it must deliver a notice as of the record date to the Holder of this Note for the interest payment.

PIK Notes issued for PIK Interest will accrue interest only from the date of issuance of the PIK Notes.

2.             METHOD OF PAYMENT.

Cash payment of interest or principal may be made by check, and PIK Interest paid by the issuance of PIK Notes through the issuance of PIK Notes, in each case mailed to the Holder at his address set forth in the note register of Holders of Series 2023 Notes. Cash payment may also be made by wire transfer in accordance with appropriate information supplied by the Holder.

3.             PERSONS DEEMED OWNERS.

The registered Holder of this Note may be treated as its owner for all purposes.

4.             CONVERSION.

(a) Conversion. The Holder may convert at any time all or any part of the outstanding balance of the Note plus all accrued interest on the Note through the Conversion Date (as defined below) into a number of fully paid and nonassessable shares of Common Stock of the Issuer (“Conversion Shares”). The number of Conversion Shares issuable in connection with such conversion shall be determined in accordance with the formula set forth below in Section 4(e). In order to convert pursuant to this subsection (a), the Holder shall surrender this Note (or, in lieu thereof; deliver an appropriate lost security affidavit in the event this Note shall have been lost or destroyed) to the Issuer at the address determined in accordance with Section 20 with instructions as to whether to convert all of or part of the Note.

(b) Mandatory Conversion. The entire principal amount of this Note and accrued interest shall be mandatorily converted into such number of Conversion Shares as determined in Section 4(e) below on the earliest date that is not earlier than one year after August 1, 2013 that both or the following conditions are satisfied:

(i) the weighted average trading price of a share of the Issuer’s Common Stock on the principal market for trading of the Issuer’s Common Stock, as determined by the Issuer for the preceding ten (10) trading days, is in excess of the Strike Price (as defined in 4(e)), and

(ii) either (x) a Registration Statement is effective and available for the resale of all of the Holder’s Conversion Shares on the Conversion Date and each of the five (5) trading days prior to the Conversion Date and on the Conversion Date the Holder is not restricted from selling or distributing any of such Holder’s Conversion Shares pursuant to the provisions of the registration rights agreement entered into contemporaneously with this Note (“Registration Rights Agreement”) or (y) the Holder may sell all such Conversion Shares immediately under Rule 144 under the Securities Act.

The Issuer will provide the Holder with written notice of the mandatory conversion.

(c) The Note will be deemed to have been converted under subsection (a) on the first date when all required documentation is received by the Issuer and under subsection (b) on the earliest date the notice is first sent or given to the Holder (each, the “Conversion Date”). On the Conversion Date, the rights of the

Holder shall cease with respect to the Notes being converted, and the registered holder(s) of this Note shall be deemed to have become the holder or holders of record of the Conversion Shares into which this Note have been converted.

Promptly after receipt of notice pursuant to subsection (b) above, the Holder shall surrender this Note (or, in lieu thereof, deliver an appropriate lost security affidavit in the event this Note shall have been lost or destroyed) to the Issuer at the address determined in accordance with Section 20.

Promptly after the Conversion Date, but in no event more than ten (10) Business Days thereafter, the Issuer shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, a certificate or certificates for the number of whole Conversion Shares issuable upon the conversion of this Note.

(d) No fractional shares shall be issued upon any conversion of this Note into Conversion Shares. If any fractional share of Common Stock would be delivered upon such conversion, the Issuer, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to such fraction of the closing bid or market price (as appropriate) of the Common Stock, as determined by the Issuer, on the date of the mailing of the notice.

(e) The number of Conversion Shares to be issued pursuant to (a) or (b) above as is obtained by:

(i) adding (A) the principal amount or portion thereof of this Note to be converted and (B) the amount of any accrued but unpaid interest on the portion of this Note to be converted; and

(ii) dividing the result obtained pursuant to clause (i) above by the Strike Price (as defined below) then in effect.

The conversion price will be $1.40 as adjusted from time to time pursuant to Section 4(f), the “Strike Price”).

 (f) If the Issuer shall, at any time or from time to time while this Note is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, then (i) the Strike Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Strike Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Conversion Shares issuable upon conversion of this Note shall be adjusted by multiplying the number of Conversion Shares issuable upon conversion of this Note immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Strike Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Strike Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. Such adjustments shall be made successively whenever any event listed above shall occur. If the Common Stock issuable upon conversion of this Note shall be changed into, or the right to receive, the same or a different number of shares of any other class(es) or series of stock or other securities or property, whether by reclassification, reorganization or otherwise, then and in each such event, the Holder hereof shall have the right thereafter to receive upon conversion of this Note the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization or other change in respect of a number of shares of Common Stock equal to the number of Conversion Shares otherwise issuable upon such conversion of this Note, all subject to successive adjustments thereafter from time to time pursuant to and in accordance with the provisions of this Section 4.

In the event the Issuer shall issue additional shares of Common Stock for cash (with convertible securities, options and warrants being deemed issuances of Common Stock at their respective conversion, strike or exercise prices, as applicable) after the Issue Date without consideration or for a consideration per share less than the Strike Price in effect on the date of and immediately prior to such issue, then the Strike Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Strike Price by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Issuer for the total number of additional shares of Common Stock so issued would purchase at such Strike Price immediately prior to such issuance, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully-diluted basis, as if all shares of convertible securities, options and warrants had been fully converted into shares of Common Stock immediately prior to such issue. Notwithstanding the foregoing, no Strike Price shall be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this paragraph, all shares of Common Stock issuable upon conversion of all outstanding shares of Series 2023 Notes and the exercise and/or conversion of any other outstanding convertible securities, options and warrants, shall be deemed to be outstanding.

5.             REDEMPTION.

The Note is not redeemable by the Issuer prior to the Stated Maturity Date.

6.             CHANGE OF CONTROL EVENT.

(a) In the event that a Change of Control (as defined below) occurs prior to the Stated Maturity Date, the Issuer shall give the Holder written notice at least 15 calendar days prior to the anticipated closing date of such Change of Control, which notice shall include the consideration per share of Common Stock to be received in such Change of Control (the “Change of Control Notice”), and the Holder shall have the right to either: (i) elect to receive from the Issuer an amount in cash equal to the sum of the outstanding principal balance and any accrued but unpaid interest under this Note or (ii) elect to convert the outstanding principal balance under this Note plus all accrued but unpaid interest thereon into Conversion Shares at the Strike Price. The election by the Holder pursuant to this Section 6 shall be made in writing and delivered to the Issuer within 10 calendar days of receipt of the Change of Control Notice. In the event that the Holder does not make an election within 10 calendar days of receipt of the Change of Control Notice, the Issuer shall determine, in its sole discretion, to repay or convert the Notes.

(b) “Change of Control” shall mean (i) any consolidation or merger of the Issuer with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Issuer immediately prior to such consolidation, merger or reorganization continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Issuer is a party in which in excess of 50% of the Issuer’s voting power is transferred or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

7.             EVENTS OF DEFAULT.

(a) The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i) The Issuer shall default in payment of the principal amount or any interest thereon of the Note and such breach shall not be cured within three (3) Business Days from receipt by the Issuer of written notice of such breach, default, violation or failure;

(ii) The Issuer shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Note, and such breach shall not be cured within ten (10) Business Days from receipt by the Issuer of written notice of such breach, default, violation or failure;

(iii) Any representation, statement or warranty made by the Issuer in this Note shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(iv) The Issuer or any of its Significant Subsidiaries shall (A) file a petition under any insolvency statute, (B) make a general assignment for the benefit of its creditors, (C) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (D) file a petition seeking reorganization or liquidation or similar relief under Title II of the United States Code or any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law from time to time in effect affecting the rights of creditors generally, as amended from time to time (collectively, “Debtor Relief Law”), or any other applicable law or statute. For purposes of this agreement, “Subsidiary” shall mean, as to the Issuer, any entity in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by the Issuer and/or one or more of the Subsidiaries (collectively, the “Subsidiaries”). The term “Significant Subsidiary” shall have the meaning as defined in Regulation S-X of the Securities Act; or

(v) (A) A court of competent jurisdiction shall (1) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Issuer or any of its Significant Subsidiaries or the whole or any substantial part of any such person’s properties, (2) shall approve a petition filed against the Issuer or any of its Significant Subsidiaries seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, or (3) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of the Issuer or any of its Significant Subsidiaries or of the whole or any substantial part of any such Person’s properties, or (B) there is commenced against the Issuer or any of its Significant Subsidiaries any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute and either (1) such proceeding or petition is not unconditionally dismissed within forty-five (45) calendar days after the date of commencement, or (2) the Issuer or any of its Significant Subsidiaries takes any action to indicate its approval of or consent to such proceeding or petition.

(b) Remedies Upon an Event of Default. Within five (5) Business Days after the occurrence of any Event of Default, the Issuer shall deliver written notice thereof to the Holder. In the event an Event of Default occurs, the Company shall file a Current Report on Form 8-K as required by Item 2.04 of Form 8-K of the Securities Act as it may be amended from time to time and under any successor provision.

If an Event of Default occurs, the Holder of this Note may, in its sole discretion, declare by written notice to the Issuer all of this Note, including all amounts due hereunder, to be due and payable immediately (the “Notice Declaration”). In addition to any remedy the Holder may have under this Note, upon the occurrence of an Event of Default, the rate of interest on the outstanding principal amount of the Note shall increase to 15% per annum as of the date of the first occurrence of any Event of Default. Nothing in this Section 8(b) shall limit any other rights the Holder may have under this Note. If there is a breach of the covenant in Section 11 after the conversion of this Note, the Holder as of the time of conversion shall have injunctive remedies available to prevent an Event of Default and damage remedies in the event of an Event of Default.

8.             GOVERNANCE.

The Company shall cause one (1) independent director to be nominated and appointed to its Board of Directors prior to December 31, 2013, and another independent director to be nominated and appointed to its Board of Directors prior to March 31, 2014, unless holders of the Series 2023 Notes, by majority vote based on their percentage ownership of the total principal amount of Series 2023 Notes outstanding, shall waive such obligation or extend the deadline by which such obligation shall be met.

9.             COVENANTS.

(a) Affirmative Covenants. The Issuer covenants and agrees that, until the earlier of (i) conversion of this Note or (ii) the full performance and satisfaction, and payment in full of this Note and interest thereon in accordance with the terms hereof:

(i) Payment. The Issuer shall make full and timely payment of principal and interest on this Note.

(ii) Conduct of Business. The Issuer and its Subsidiaries shall conduct their business in accordance with good business practices customary to their industry and engage principally in the same or similar lines of business, it being understood that the business of the Issuer and its Subsidiaries may change and develop over time, in each case, in compliance with all material laws, statutes, rules, regulations, ordinances and tariffs applicable to the Issuer and its Subsidiaries.

(b) Negative Covenants. The Issuer covenants and agrees that, without the approval of the holders of Series 2023 Notes, by majority vote based on their percentage ownership of the total principal amount of Series 2023 Notes then outstanding, until the earlier of (i) conversion of the Note or (ii) the full performance and satisfaction, and payment in full of the Note and all interest thereon in accordance with the terms hereof, the Issuer shall not, and shall not permit any Subsidiary to:

(i) Indebtedness. Create, incur, assume or suffer to exist any indebtedness in excess of a principal amount at any time outstanding not to exceed $15 million, such amount excluding (A) mortgages to finance new facilities or equipment, (B) the Series 2023 Notes, including PIK Notes issued as interest, (C) goods or services purchased on credit, and (D) indebtedness by its terms junior to the Series 2023 Notes.

(ii) Liens. Create, incur, assume or suffer to exist any Liens (as defined below) on any of its properties or assets or any of its authorized but unissued or treasury shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, other than Permitted Liens (as defined below). “Liens” means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest). “Permitted Liens” means:

(1)
Liens existing on the date hereof and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

(2)
After the Issue Date, Liens on property existing at the time the Issuer or any of its Subsidiaries acquires such property; provided that such Liens do not extend to or cover any of the Issuer’s property or any of its Subsidiaries’ property other than the property so acquired;

(3)
After the Issue Date, Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes the Issuer’s Subsidiary or is merged into or consolidated with the Issuer or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to the Issuer or a Subsidiary; provided that such Liens do not extend to or cover any of the Issuer’s property or any of its Subsidiaries’ property other than the property of such corporation or other entity;

(4)
After the Issue Date, purchase money Liens upon or in any real or personal property (including fixtures or other equipment) the Issuer or any of its Subsidiaries hold or have acquired to secure the purchase price of such property or to secure indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 180 days after completion of such acquisition or improvement; provided  that no such Lien will extend to or cover any property other than the property being acquired or improved; and

(5)
(x) Liens for taxes not yet due or being contested in good faith, and (y) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business.

(iii) Transfer of Assets. Sell, lease, transfer, assign or otherwise dispose of any material interest in any material properties or assets outside the ordinary course of business, other than (A) sales of assets (1) formerly used in the contract mining business and the sale of timber or mining properties or assets other than the Dragon Mine, (2) to a Subsidiary, and (3) to a joint venture or similar entity in connection with or contemplation of a business arrangement in which the Issuer or a Subsidiary has an equity interest, and (B) the sale or issuance of securities or equity interests in Subsidiaries to employees or consultants as compensation for services.

10.           REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuer hereby represents and warrants to the Holder as follows:

(a) Organization, Good Standing and Qualification. Each of the Issuer and the Significant Subsidiaries is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and other authority to carry on its business as now conducted and to own and lease its properties. Each of the Issuer and the Significant Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Issuer or (ii) on the ability of the Issuer to perform its obligations under the this Note and the Registration Rights Agreement (collectively, a “Material Adverse Effect”).

(b) Authorization. Etc. The Issuer has full corporate or other power and authority for, and has taken all requisite action necessary under applicable law governing its internal affairs and under its organizational and governing documents to authorize, (i) the execution and delivery of each of this Note, (ii) the performance of all obligations under this Note, and (iii) the issuance and delivery of the Note and the Conversion Shares issuable thereunder, and has delivered a secretary’s certificate certifying the adoption of the appropriate resolutions of the board of directors. This Note has been duly executed, issued and delivered and constitutes a valid and legally binding obligation of the Issuer. This Note is convertible into Common Stock of the Company in accordance with its terms; the shares of such Common Stock initially issuable upon conversion of the Notehave been duly authorized and reserved for issuance upon such conversion, and when issued upon such conversion, will be validly issued, fully paid and non-assessable; and the stockholders of the Company have no preemptive rights with respect to this Note or the Common Stock.

(c) Capitalization. The Form 10-K of the Issuer for the period ended March 31, 2013 sets forth (a) the authorized capital stock of the Issuer on the date hereof; (b) the number of shares of capital stock issued and outstanding on the date thereof; (c) the number of shares of capital stock issuable pursuant to options granted by the Issuer; (d) the number of shares of capital stock issuable on the date thereof pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Issuer. Excluding shares issuable upon conversion of the Series 2023 Notes, 111,711 shares, and options to acquire 415,000 shares, have been issued since March 31, 2013. All of the issued and outstanding shares of the Issuer’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in full compliance with applicable law. No person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Issuer. Except as described in the Form 10-Q of the Issuer for the period ending March 31, 2013 and as noted above and as contemplated by this agreement, (i) there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Issuer is or may be obligated to issue any equity securities of any kind and (ii) there are no voting agreements, buy sell agreements, or right of first purchase agreements among the Issuer and any of the security holders of the Issuer.

(d) No Material Adverse Effect. Since December 31, 2012, there has not been a Material Adverse Effect on the business or prospects of the Issuer and the Issuer has been in compliance with all material laws, statutes, rules, regulations, ordinances and tariffs applicable to the Issuer.

(e) No Conflict Breach Violation or Default. The execution, delivery and performance of this Note and the Registration Rights Agreement by the Issuer and its performance of the obligations contained therein do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration of obligations, impairment of rights or cancellation under (i) the Issuer’s organizational documents or material agreements or instruments or (ii) any governmental laws, rules, regulations, order or tariffs applicable to the Issuer.

(f) Litigation. There are no pending or, to the knowledge of the Issuer, threatened actions, suits, proceedings, inquiries or investigations against or affecting the Issuer, the Subsidiaries or any of its or their properties or their respective directors or officers in their capacities as such. To the best knowledge of the Issuer, after reasonable investigation, except as set forth in the preceding sentence, there are no facts which, if known by a potential claimant or Governmental Authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Issuer or any of the Subsidiaries, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Issuer, none of the current directors or officers of the Issuer have been involved in any securities-related litigation in the last five years, except that John Levy, a director, has been named a defendant in his capacity as a director of other corporations.

(g) Title to Properties. The Issuer has good title to the properties as described in its Annual Report on Form 10-K for the year ended December 31, 2012, except where such would constitute a Material Adverse Effect.

(h) Form 8-K. Since December 31, 2012, the Issuer has filed all material current reports of Form 8-K required to be filed.

(i) Issuance Taxes. There are no issuance taxes in connection with the issuance of this Note and the Common Stock on conversion of this Note.

(j) Information. The Issuer in good faith believes that the information that it has provided to the Holder that is not set forth in this Note or in the Registration Rights Agreement was true and correct in all material respects when provided and is true and correct as of the date hereof and any such information prepared by third parties is a true and correct copy of the such information as delivered to the Issuer.

(k) Environmental Matters.

(i) The Issuer believes that there are no present or past Environmental Conditions (as hereinafter defined) or violations of any existing Environmental Law in any way relating to the Issuer or any of its Subsidiaries or any of their assets or properties that is likely to lead to the imposition of any material liability or that the Issuer should reasonably expect would give rise to any civil or criminal litigation, suit, action, claim, proceeding or investigation by any person, including any Governmental Authority (as hereinafter defined);

(ii) There is no pending, or to the best knowledge of the Issuer, threatened civil or criminal litigation or suit, action, claim, proceeding or investigation by any person, including any Governmental Authority, or written notice of violation of, or formal administrative proceedings relating to, any existing Environmental Laws involving the Issuer of any of its Subsidiaries or their assets or properties;

(iii) “Contaminant” means any material, pollutant, substance or waste which is defined in, regulated by or subject to any Environmental Law, including asbestos and asbestos containing materials. “Environmental Conditions” means the contamination of the ambient state of (1) the surface, sub-surface, soil, air, surface waters, including streams, channels, marshes and wetlands, groundwater, wastewater, leachate and run-on and run-off of precipitation beneath, interior or exterior to any building or improvements; (2) any and all structures above and below ground, improvements, appurtenances, pipes, pumps, valves, fittings, tanks, vessels and containers; and (3) any and all systems for the collection, treatment, storage or disposal of Contaminants. “Environmental Laws” means all governmental regulations relating to the protection or pollution of the environment or community health and safety, including the Comprehensive Environmental

Response Compensation and Liability Act, as amended, the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as now exist. “Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any jurisdiction, municipality or other political subdivision thereof where the Company is now operating or has operated.

11.           ADDITIONAL COVENANTS.

In the event the Issuer deregisters its Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or fails to timely file any Quarterly Report on Form 10-Q, Annual Report on Form 10-K or other report, statement or document required under the Exchange Act on or after the Issue Date, the Issuer shall promptly provide to the Holder copies of the quarterly and annual reports as and when, and in the same form that, it provides such reports to its Board of Directors and such other information as is reasonably requested by the Holder at any time and from time to time.

12.           TRANSFER OF NOTE.

This Note shall be binding upon the Issuer and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. The obligations of the Issuer under this Note may not be assigned or transferred by the Issuer without the written consent of the Holder in its sole discretion. The Holder may transfer, assign, pledge this Note or assign or transfer some or all of its rights hereunder subject to compliance with applicable laws and the Registration Rights Agreement, without the consent of the Issuer. Upon due presentment for registration of transfer of this Note, the Issuer will execute, register and deliver in exchange a new Note or Notes registered in the name of the transferee(s) equal in aggregate principal amount of the Note.

13.           GOVERNING LAW AND JURISDICTION.

THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK OTHER THAN THOSE THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

The Issuer irrevocably consents to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New York, State of New York in any suit or proceeding based on or arising under this Note and irrevocably agrees that all claims in respect of such suit or proceeding shall be determined in such courts. The Issuer irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Issuer further agree that service of process upon the Issuer mailed by first class mail shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. Nothing herein shall affect the right of the Holder to institute suit and conduct an action in any other appropriate manner, jurisdiction or court or to serve process in any other manner permitted by law. THE ISSUER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.           ISSUER’S WAIVERS.

The Issuer, to the extent permitted by law, waives and agrees not to assert or take advantage of any of the following: (a) any defense based upon an election of remedies by the Holder which may destroy or otherwise impair any subrogation or other rights of the Issuer or other guarantor or endorser of this Note; (b) any duty on the part of the Holder to disclose any facts or other data the Holder may now or hereafter know; (c) acceptance or notice of acceptance of this Note by the Issuer; (d) presentment and/or demand for payment of this Note or any indebtedness or obligations hereby promised; and (e) protest and notice of dishonor with respect to this Note or any indebtedness or performance of obligations arising hereunder.

15.           AMENDMENT; WAIVER.

All amendments or modifications of any of the terms hereof shall be made or effected only with the written consent of the Issuer and the holders of the Series 2023 Notes, by majority vote based on their percentage ownership of the total principal amount of Series 2023 Notes then outstanding, such modifications being made to all of the Series 2023 Notes. All waivers of any of the terms hereof (including, but not limited to, any waiver of an Event of Default), shall be made or effected only with the written consent of the holders of the Series 2023 Notes, by majority vote based on their percentage ownership of the total principal amount of Series 2023 Notes then outstanding.

16.           REPLACEMENT OF NOTE.

Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction, or mutilation of this Note by the Holder, the Issuer shall issue a replacement instrument, at the Issuer’s expense, representing such Note in lieu of such lost, stolen, destroyed, or mutilated instrument; provided that the Holder agrees to indemnify the Issuer for any losses incurred by the Issuer with respect to such lost instrument (other than the cost of issuing the new instrument).

17.           PAYMENT SET ASIDE.

To the extent that the Issuer makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Issuer, by a trustee, receiver or any other person under any law (including any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

18.           COST OF COLLECTION.

If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Issuer or other proceedings affecting Issuer creditors’ rights and involving a claim under this Note, then the Issuer shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements, unless the court awards damages to the Issuer in which case the Issuer will not pay the costs of collection.

19.           REMEDIES CUMULATIVE.

The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Issuer to comply with the terms of this Note. The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder of the Note and that the remedy at law for any such breach may be inadequate. The Issuer therefore agree, in the event of any such breach or threatened breach, that the Holder of the Note shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

20.           NOTICES.

Unless otherwise provided, any notice required or permitted under this Note will be given in writing and will be deemed effectively given and delivered upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered, certified mail, Federal Express, or other express courier, postage prepaid and addressed to (i) the Issuer at 110 Greene Street, Suite 1101, New York, NY or at such other address as the Issuer may designate by giving ten (10) calendar days advance written notice to the Holder and such other persons as Holder may reasonably designate at the Holder’s and/or such other person’s address as may be specified on Exhibit A hereto or at such other address as the Holder may designate by giving ten (10) calendar days advance written notice to the Issuer.

21.           SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS.

The covenants (other than those set forth in Section 9), the representations and warranties and other statements of the Company set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Holder, and will survive delivery of, payment for, and conversion of this Note.

22.           EXPENSES.

The Issuer will pay all fees and expenses of the Holder incurred in investigating and negotiating this Note and the Registration Rights Agreement, including without limitation, its fees and expenses of legal counsel.

IN WITNESS HEREOF, Applied Minerals, Inc. has caused this instrument to be duly executed.

Dated:

APPLIED MINERALS, INC.

By: /s/ Nat Krishnamurti
Name: Nat Krishnamurti
Title: Chief Financial Officer

EXHIBIT A

INVESTOR'S NAME AND ADDRESS
Berylson Master Fund, L.P.
33 Arch Street
Suite 3100
Boston, MA 02110